Exhibit 99.1

FOR IMMEDIATE RELEASE May 2, 2013	MEDIA CONTACT Melissa Ludwig, The DeBerry Group (210) 223-2772

CST Brands, Inc. Names Board of Directors

Constitution of board follows spinoff from Valero Energy Corporation

(San Antonio, TX) –CST Brands, Inc., which includes Corner Store and Dépanneur du Coin, has named nine members to its board of directors. CST spun off from Valero Energy Corporation on May 1, entering the market as the second-largest publicly-traded fuel and convenience merchandise retailer in North America.

The new company’s board will be chaired by Kim Bowers, CST’s president and CEO. Bowers served as Valero’s executive vice president and general counsel from 2007 until her promotion to her current position in January 2013. Before joining Valero in 1997, Bowers specialized in mergers and acquisitions with a law firm based in Fort Worth, Texas.

San Antonio-based members of the board include Roger Burton and Ruben Escobedo, both certified public accountants, Michael Ciskowski, executive vice president and chief financial officer at Valero, Gene Edwards, executive vice president and chief development officer at Valero, Bill Moll, former CEO of KLRN and Clear Channel Television, and Alan Schoenbaum, senior vice president and general counsel at Rackspace Hosting.

Additional members include Donna Boles, senior vice president of human resources at Becton, Dickinson and Company, a global medical technology company based in Franklin, NJ, and Michael Wargotz, chairman of Axcess Ventures, a New York, NY-based affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands.

“Each member brings a different talent and perspective to the table that will help CST continue its trajectory as a thriving, profitable company focused on smart growth and excellent customer service,” said Kim Bowers.

Prior to April 30, Bowers, Ciskowski, Edwards and Burton served as sole members of CST’s board.

For more detailed investor information, visit cstbrands.com.

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CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuels and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit cstbrands.com.